EXHIBIT 5.1
                                                                     -----------


       FOLEY                                                       Boston Office
[LOGO] HOAG LLP                                                     617.832.1000
       ATTORNEYS AT LAW                                        www.foleyhoag.com


July 22, 2002


Able Laboratories, Inc.
200 Highland Avenue
Needham, MA 02494

Re:  S-8 Registration Statement

Dear Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Able Laboratories, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company and by a selling stockholder of 799,999 shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock"), which were issued pursuant to the exercise of options or are issuable under options previously granted and currently outstanding (the "Plans").

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

1. The Certificate of Incorporation, as amended, and the Amended and Restated By- Laws of the Company.

2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

3.   The Plans.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     We assume that all Shares to be issued upon exercise of options granted pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be greater than or equal to the par value per share of the Shares.

     Based upon the foregoing, it is our opinion that:

1. The Company has corporate power adequate for the issuance of the Shares in accordance with the Plans and the S-8 Registration Statement.

2. The Company has taken all necessary corporate action required to authorize the issuance and sales of the Shares.

3. The Shares that are issued and outstanding in the name of the selling stockholder are legally issued, fully paid and non-assessable.

4. When certificates for the Shares to be issued by the Company pursuant to the Plans have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plans, the Shares will be legally issued, fully paid and non-assessable.

     We here consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.


                                                  Sincerely,

                                                  FOLEY HOAG LLP


                                                  By: /s/ David A. Broadwin
                                                      ---------------------
                                                      A Partner